John J. Dickson
President and CEO
Frontier Financial Corporation
(425) 514-0700

NEWS RELEASE

For release June 3, 2008

WASHINGTON BANKING COMPANY NOTIFIES FRONTIER FINANCIAL CORPORATION OF THE TERMINATION OF THEIR MERGER AGREEMENT

EVERETT, WASHINGTON – June 3, 2008.  Frontier Financial Corporation (NASDAQ:FTBK) (“Frontier”) today announced that it received a notice on May 29, 2008 from Washington Banking Company (NASDAQ:WBCO) ( “WBC”) purporting to terminate its merger agreement with Frontier dated September 26, 2007. WBC, advised that in its opinion required regulatory approvals by federal banking authorities, which is a condition precedent to the merger, cannot be obtained by June 30, 2008, and WBC is unwilling to extend the merger agreement.

The terms of the merger agreement had been unanimously approved by the board of directors of each company and had also been approved by the shareholders of Washington Banking Company. Pursuant to the terms of the merger agreement, either party is entitled to terminate the merger agreement if the proposed merger is not completed by June 30, 2008.

In its notice, WBC alleged that Frontier breached certain obligations under the merger agreement. Frontier denies that it breached the agreement and believes WBC’s repudiation of the agreement is a breach of the merger agreement. Frontier and WBC have each asserted that they are entitled to a $5.0 million termination fee from the other party in connection with the termination of the merger agreement.

“We are disappointed and frustrated with the delay in the regulatory approval process,” stated John Dickson, President and CEO of Frontier. “We continue to believe this merger would have been positive for both organizations. However, any further delay would have been detrimental to both organizations and reduced our chances for a successful combination.”

Frontier’s total costs and expenses in connection with the transaction are expected to be $1.3 million, pre-tax, of which approximately $517 thousand, pre-tax, remains to be expensed and will be charged to its consolidated earnings in the second quarter ending June 30, 2008.

About Frontier Financial Corporation

Frontier Financial Corporation is a Washington-based financial holding company, providing financial services through its commercial bank subsidiary, Frontier Bank, since 1978.  Frontier Bank offers a wide range of financial services to businesses and individuals in its market area, including Trust, Cash Management, and Investment and Insurance products.  Frontier operates 51 offices in Clallam, Jefferson, King, Kitsap, Pierce, Skagit, Snohomish, Thurston, and Whatcom Counties and Oregon. Additional information regarding Frontier Bank and its services can be found at the bank’s website:  www.frontierbank.com.

Forward-Looking Statements

This press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing Frontier of the protections of the safe harbor provisions of the PSLRA. The forward-looking statements contained herein are subject to factors, risks and uncertainties that may cause actual results to differ materially from those projected.  The following items are among the factors that could cause actual results to differ materially from the forward-looking statements: general economic conditions, including their impact on capital expenditures; business conditions in the banking industry; recent world events and their impact on interest rates, businesses and customers; the regulatory environment; new legislation; vendor quality and efficiency; employee retention factors; rapidly changing technology and evolving banking industry standards; competitive standards; competitive factors, including increased competition with community, regional and national financial institutions; fluctuating interest rate environments; higher than expected loan delinquencies; and similar matters. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only at the date of this release.  Frontier undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this release. Readers should carefully review the risk factors described in this and other documents Frontier files from time to time with the Securities and Exchange Commission, including Frontier’s 2007 Form 10-K.